Exhibit 23.1







                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Monterey Homes Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-38230 and 333-37859 on Forms S-8) of Monterey Homes Corporation (previously known as Homeplex Mortgage Investments Corporation) of our report dated February 11, 1998, relating to the consolidated balance sheets of Monterey Homes Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended which appears in the December 31, 1997 annual report on Form 10-K of Monterey Homes Corporation.


                                           KPMG PEAT MARWICK LLP


Phoenix, Arizona
March 23, 1998